Exhibit 5.1

OPINION OF PATRICK R. O’NEIL

May 8, 2013

Isis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010

Ladies and Gentlemen:

I have acted as counsel to Isis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of up to 10,350,000 shares of the Company’s common stock, par value $0.001 (the “Shares”), including up to 1,350,000 shares of common stock that may be sold upon the exercise of a 30-day option granted by the Company, in each case pursuant to a Registration Statement on Form S-3 (No. 333-188407) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated May 8, 2013 relating to the Shares, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus.”) All of the Shares are to be sold by the Company as described in the Registration Statement and Prospectus.

In connection with this opinion, I have examined and relied upon the Registration Statement, the Prospectus, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to my satisfaction of such records, documents, certificates, opinions, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. As to certain factual matters, I have relied upon certificates of officers of the Company and have not independently sought to verify such matters.

In rendering this opinion, I have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to me as originals; the conformity to originals of all documents submitted to me as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

My opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law. My opinion is based on these laws as in effect on the date hereof. I express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. I am not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, I am of the opinion that, the Shares when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, and the Shares fully paid and nonassessable.

I hereby consent to the reference to me under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K.  In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Patrick R. O’Neil

Patrick R. O’Neil
Senior Vice President, Legal and
General Counsel